EXHIBIT 10.62

                                   ADDENDUM TO
                         AUTOMOTIVE WHOLESALE FINANCING
                             AND SECURITY AGREEMENT


         This Addendum to Automotive Wholesale Financing and Security Agreement ("Addendum") is made between NISSAN MOTOR ACCEPTANCE CORPORATION ("NMAC") and FIRST CHOICE STUART 1, INC., a Florida corporation, dba Stuart Nissan ("Dealer") effective as of July 21, 1997.

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NMAC and Dealer hereby agree to supplement the Automotive Wholesale Financing and Security Agreement between NMAC and Dealer, dated as of July 21, 1997 (the "Agreement"), as follows:

         Section 8 of the Agreement is amended to add, at the end of the section, the following paragraph:

               "As a condition of extensions of credit by NMAC, Dealer acknowledges and agrees to maintain tangible net worth, working capital and net cash requirements established by Nissan Motor Corporation in U.S.A. ("NMC") and/or NMAC ("Capitalization Guidelines"). The Capitalization Guidelines are established and modified from time to time, based upon Dealer's total new vehicle unit sales, the Dealer's annual planning unit volume established by NMC, and/or the amount of the Dealer's wholesale inventory floorplan lines of credit approved by NMAC, as the foregoing may be modified from time to time. Dealer shall receive prior written notice from NMC or NMAC regarding any changes to the Capitalization Guidelines."

         Except as expressly modified in this Addendum, the Agreement shall remain unchanged and in full force and effect.


                                   FIRST CHOICE STUART 1, INC.,
                                   a Florida corporation


                                   /s/ James Neal Hutchinson, Jr.
                                   By:
                                   Its: